CONGRESSIONAL EFFECT FUND
A SERIES OF THE CONGRESSIONAL EFFECT
FAMILY OF FUNDS
Statement of Assets and Liabilities
May 5, 2008

Sanville & Company CERTIFIED PUBLIC ACCOUNTANTS
ROBERT F. SANVILLE, CPA MICHAEL T. BARANOWSKY, CPA JOHN P. TOWNSEND, CPA	1514 OLD YORK ROAD ABINGTON, PA 19001 (215) 884-8460 • (215) 884-8686 FAX	MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
140 EAST 45TH STREET NEW YORK, NY 10017 (212) 661-3115 • (646) 227-0268 FAX

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Trustees
  of the Congressional Effect Fund
  A Series of the Congressional Effect
  Family of Funds

We have audited the accompanying statement of assets and liabilities of the Congressional Effect Fund (“the “Fund”) a series of the Congressional Effect Family of Funds (the “Trust”) as of May 5, 2008.  This statement of assets and liabilities is the responsibility of the Fund’s management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and liabilities is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of the Congressional Effect Fund, a series of the Congressional Effect Family of Funds, as of May 5, 2008, in conformity with accounting principles generally accepted in the United States of America.

Abington, Pennsylvania	Sanville & Company
May 8, 2008

CONGRESSIONAL EFFECT FUND
A SERIES OF THE CONGRESSIONAL EFFECT FAMILY OF FUNDS
Statement of Assets and Liabilities
May 5, 2008

ASSETS
Cash, at custodian bank	$100,000

LIABILITIES	--

Net Assets	$100,000

Net Assets Consist Of:
Shares of beneficial interest, unlimited authorized shares 10,000 shares issued and outstanding	$100,000

Net Assets	$100,000

Net asset value per share (based on shares of beneficial interest issued and outstanding)	$10.00

The accompanying notes are an integral part of this financial statement.

  CONGRESSIONAL EFFECT FUND
A SERIES OF THE CONGRESSIONAL EFFECT FAMILY OF FUNDS
Notes to Financial Statement
May 5, 2008

1.	ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization: The Congressional Effect Fund (the “Fund”) is the sole series of the Congressional Effect Family of Funds (the “Trust”), a diversified, open-end management investment company, registered with the Securities and Exchange Commission.  The Trust was organized on December 21, 2007 as a Delaware statutory trust.  The Trust is permitted to issue an unlimited number of shares of beneficial interest of separate series. The Fund is the only series currently authorized by the Trustees.

The Fund has had no operations to date other than matters relating to its organizational matters and the sale of 10,000 shares of beneficial interest to its shareholder, the Adviser. as indicated below:

Name	Relationship	Value Shares Purchased	Shares Purchased

Congressional Effect Management, LLC	Adviser to the Fund	$100,000	10,000

Security Valuations: The valuation of portfolio securities is determined in accordance with procedures established by, and under the direction of, the Trustees.  In determining the value of the Fund's total assets, portfolio securities are generally calculated at market value by quotations from the primary market in which they are traded. Instruments with maturities of 60 days or less are valued at amortized cost which approximates market value.  The Fund normally uses pricing services to obtain market quotations. The Fund values the securities of other investment companies in which it invests at the net asset value of such investment company.  The prospectuses for these investment companies explain the circumstances under which such registered investment companies will use fair value pricing and the effects of using fair value pricing.

Securities and assets for which representative market quotations are not readily available or which cannot be accurately valued using the Fund's normal pricing procedures are valued at fair value as determined in good faith under policies approved by the Trustees.

  CONGRESSIONAL EFFECT FUND
A SERIES OF THE CONGRESSIONAL EFFECT FAMILY OF FUNDS
Notes to Financial Statement
May 5, 2008

1.	ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

 Futures Contracts: Upon entering into a financial futures contract, the Fund is required to pledge to the broker an amount of cash, U.S. government securities, or other assets, equal to a certain percentage of the contract amount (initial margin deposit).  Subsequent payments, known as “variation margin,” are made or received by the Fund each day, depending on the daily fluctuations in the fair value of the security.  The Fund recognizes a gain or loss equal to the daily variation margin.  Should market conditions move unexpectedly, the Fund may not achieve the anticipated benefits of the financial futures contracts and may realize a loss.  The use of futures transactions involves the risk of imperfect correlation in movements in the price of futures contracts, interest rates, and the underlying hedged assets.

Short sales: The Fund may sell a security it does not own in anticipation of a decline in the fair value of that security. When the Fund sells a security short, it must borrow the security sold short and deliver it to the broker-dealer through which it made the short sale. A gain, limited to the price at which the Fund sold the security short, or a loss, unlimited in size, will be recognized upon the termination of a short sale.

Federal Income Taxes:                                                        The Fund’s policy is to comply with the requirements of the Internal Revenue Code that are applicable to regulated investment companies and to distribute all its taxable income to its shareholders.  Therefore, no federal income tax provision is required.

Distributions to Shareholders:  The Fund intends to distribute to its shareholders substantially all of its net realized capital gains and net investment income, if any, at year-end. Distributions will be recorded on ex-dividend date.

Other:  The Fund records security transactions on the trade date.  The specific identification method is used for determining gains or losses for financial statements and income tax purposes.  Dividend income is recorded on the ex-dividend date and interest income is recorded on an accrual basis. Discounts and premiums are amortized over the useful lives of the respective securities. Withholding taxes on foreign dividends will be provided for in accordance with the Fund’s understanding of the applicable country’s tax rules and rates.

Use of Estimates:  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from these estimates.

  CONGRESSIONAL EFFECT FUND
A SERIES OF THE CONGRESSIONAL EFFECT FAMILY OF FUNDS
Notes to Financial Statement
May 5, 2008

2.	MANAGEMENT AGREEMENT AND DISTRIBUTION AGREEMENT

The Fund has an investment advisory agreement with Congressional Effect Management, LLC (the “Advisor”), under which the Advisor selects the securities and manages the investments for the Fund.  The Fund will pay the Adviser a monthly fee based on the Fund’s average daily net assets at the annual rate of 1.00%.

The Advisor has contractually agreed to waive fees and/or reimburse the expenses but only to the extent necessary to maintain the Fund’s total annual operating expenses (exclusive of interest, taxes, brokerage fees and commissions, extraordinary expenses and payment, if any, under the Fund’s distribution plan under SEC rule 12b-1) at 1.99% of its average daily net assets through December 2009.

The Fund has adopted a distribution plan under SEC rule 12b-1 that allows the Fund to pay for services related to the distribution of shares of the Fund up to 0.25% of the Fund’s assets on an annual basis.

The Fund has entered into a distribution agreement with Matrix Capital Group, Inc. (“Matrix”). Matrix is a registered broker-dealer that will act as the Fund’s agent for the distribution of the Fund’s shares. The Fund also has an investment company services agreement with Matrix, whereby Matrix will provide accounting services, administrative services, compliance services and transfer agent, shareholder servicing agent and dividend disbursing agent services to the Fund.

3.        ORGANIZATIONAL EXPENSES

The Adviser has agreed to pay all initial organizational expenses of the Fund.